UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box: Preliminary Proxy Statement Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) Definitive Proxy Statement Definitive Additional Materials Soliciting Material under §240.14a-12 (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box): No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid: Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

1 April 26, 2018 Re: Synchrony Financial 2018 Annual Meeting of Stockholders (May 17, 2018) Item 2—Advisory Vote to Approve Named Executive Officer Compensation Dear Synchrony Financial Stockholder, On behalf of the Board of Directors (the “Board”) and the Management Development and Compensation Committee (the “Committee”) of Synchrony Financial, we are writing to request your support at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) by voting according to the Board’s recommendations on all proposals. In particular, we request your support on Item 2, the Advisory Vote to Approve Named Executive Officer Compensation (the “Say-on-Pay Proposal”). We note that Glass Lewis issued a report recommending that stockholders vote “FOR” Synchrony’s Say-on-Pay Proposal. However, Institutional Shareholder Services (“ISS”), in its report (the “Report”), is recommending a vote “AGAINST” the Say-on-Pay Proposal. In making its recommendation, ISS is focused on our CEO’s 2017 compensation. We strongly disagree with ISS’s recommendation, in particular, their calculation of the value of our CEO’s stock options and its evaluation of the alignment of our CEO compensation with company performance and peers. We ask our stockholders to view our executive compensation program for 2017 based on the merits of the program as described below and in our 2017 Proxy Statement. Some of the key points we address in further detail in this letter include:  Compensation Philosophy – Our fundamental compensation philosophy and principles have not changed, and since our first Annual Meeting of Stockholders in 2015, our stockholders have supported our executive compensation program with an average of 97.2% support.  Financial Performance – In 2017, we performed well as compared to goals established by the Committee at the beginning of 2017, and as compared to our peers. We achieved year-over-year growth in key financial metrics: loan receivables grew by 7%, beating our target of 6%; net interest income increased 11%; and efficiency ratio was 30.3%, significantly beating our target of 32.5%. Likewise, we performed in the top quartile compared to our peers in terms of our return on equity, receivables growth and efficiency ratio.  CEO Target Pay – Our CEO target pay aligns well with peers. Total target pay, including base salary, annual cash bonus and long-term incentives, falls at the 66th percentile compared to peers.  Pay for Performance – Our pay programs are working as designed. Our CEO’s 2017 annual cash bonus paid out well below median for our peer group as a percent of target, reflecting the overall importance of our net earnings in our pay programs. Recognizing the company’s net earnings performance, the Committee took several actions with respect to 2018 compensation, including freezing our CEO target total pay for 2018, freezing our other named executive officers’ base salary and target annual cash bonus pay for 2018, and increasing the weighting of the net earnings metric in our 2018 annual cash bonus plan.  Overvaluation of CEO Compensation – The value of our CEO compensation is overstated in the Report because ISS developed certain assumptions starting from the date of our IPO instead of a later date reflecting going-basis data. These assumptions impact the evaluation of our CEO compensation against that of our peers.

COMPENSATION PHILOSOPHY

Our executive compensation program is intended to discourage excessive or imprudent risk-taking while at the same time promoting and supporting key principles relating to performance, values, market competitiveness, internal equity, prudent risk, fair customer treatment, and reporting concerns. The consistent application of these design principles enables the Committee to oversee and maintain compensation programs that are reasonable, balanced and encourage executives to position the business for long-term growth.

Our stockholders have supported our executive compensation program with an average of 97.2% support since our first Annual Meeting of Stockholders in 2015. Last year, more than 96% of the votes cast for the Say-on-Pay Proposal were in favor of our compensation policies and practices. In light of this support, the Committee maintained the fundamental philosophy and principles of our program for 2017.

FINANCIAL PERFORMANCE

The Committee reviews our compensation practices before making any decision on target pay and mix of pay, including (i) a pay for performance analysis comparing our compensation to our peers' and to alignment with our performance, and (ii) a detailed benchmarking study of peer compensation data.

In 2017, we performed well as compared to goals established by the Committee at the beginning of 2017. We generated solid financial performance, achieving year-over-year growth in key financial metrics. We grew loan receivables by 7%, beating our target of 6%, increased net interest income by 11% and achieved an efficiency ratio of 30.3%, significantly beating our target of 32.5%. We also grew the business for the future by renewing more than 15 key relationships and forging more than 20 new deals, including with PayPal, which we expect will become one of our five largest partner programs. Further, we executed on our plan to return capital to stockholders, increasing our annual dividend to $0.56 per share and completing approximately $1.5 billion of share repurchases in 2017.

In 2017, we also performed well as compared to our peers. The Committee's selection criteria for our peer group focused on publicly traded financial services companies headquartered in the United States with either annual revenue or market capitalization equal to approximately one-half to two-times Synchrony's annual revenue or market capitalization.

As shown below, we performed in the top quartile compared to our peers on three of the four following metrics:



Peers:
MasterCard
Capital One
Huntington
PNC
American Express
M&T Bank
SunTrust
Regions
Visa
Discover
Key
BB&T
Fifth Third
Comerica
Ally Financial
US Bancorp
Return on Assets
6%
4%
2%
0%
FY14
FY15
FY16
FY17
Receivables Growth(b)
20%
10%
0%
-10%
FY14
FY15
FY16
FY17
Net Earnings Growth
50%
40%
30%
20%
10%
0%
-10%
-20%
FY14
FY15
FY16
FY17
75th Percentile
50th Percentile
25th Percentile
Synchrony Financial
Efficiency Ratio
80%
60%
40%
20%
0%
FY14
FY15
FY16
FY17

(a) Peer information sourced and/or calculated from SEC filings on a total company basis
(b) Visa and Mastercard not included in Receivables Growth due to lack of comparability

2

3 As stated in our 2017 Proxy Statement, when determining CEO compensation for 2017, the Committee also took into account the company’s strong performance compared to specific peers or divisions of peers that are viewed as close competitors by our Board of Directors and investors: Finally, our company’s executive compensation program is intended to enable the company to maximize operational efficiency and long-term profitability. While our one-year Total Shareholder Return (“TSR”) underperformed compared to 4-digits GICS industry peers and the S&P 500 index, our three-year TSR slightly outperformed peers and is much more aligned with its relative indices: Three-Year TSR Synchrony TSR (%) 10.02 GICS 4020 TSR (%) 8.58 S&P 500 TSR (%) 11.41 (d)

4 CEO TARGET PAY As stated in our 2017 Proxy Statement, the Committee set our CEO’s target pay to be competitive relative to peer CEOs—our CEO target pay is in the 66th percentile compared to our peer group as shown below—and to recognize our CEO’s strong performance leading the company through the first three years following our IPO. Base Salary Target Annual Bonus Long-Term Incentives Total 75th Percentile $1,138 $2,806 $9,735 $14,653 50th Percentile $1,038 $2,213 $5,700 $8,700 25th Percentile $1,000 $1,772 $4,703 $7,624 Synchrony $1,175 $2,350 $8,333 $11,858 Percentile Rank 77% 63% 65% 66% PAY FOR PERFORMANCE The Committee evaluated and measured our CEO’s 2017 performance against objectives that we believe should be achieved for the company to be successful, including both quantitative financial measurements and qualitative strategic, operational and risk management considerations. Our CEO’s 2017 annual cash bonus pay is well below median for our peer group as a percent of target, reflecting the overall importance of our net earnings in our pay programs: Payout as % of Target 75th Percentile 149% 50th Percentile 125% 25th Percentile 113% Synchrony 113% To further align CEO compensation with the interests of our stockholders and the performance of the company, the Committee increased the proportion of CEO compensation that is variable and tied to company performance to 90% of total compensation. Additionally, recognizing the critical need for Synchrony to maintain stable leadership beyond the vesting of IPO equity awards in July 2018, the Committee approved a one-time retention RSU grant, which our CEO will only realize if still employed at the end of the 3-year vesting period nearly two years beyond July 2018. In recognition of the company’s performance with respect to net earnings growth in 2017:  our CEO received no increase in any component of target total pay for 2018;  our other named executive officers received no increases in their base salary and target annual cash incentive pay for 2018; and  the annual cash bonus payout for 2017 is in the bottom quartile as a percent of target as compared to our peers.

5 In addition, to increase focus on earnings, the Committee changed the weighting of the three metrics used in our annual cash bonus plan as shown below: 2017 Metrics ► 2018 Metrics Net Earnings (33%) Net Earnings (45%) Receivables Growth (33%) Receivables Growth (30%) Efficiency Ratio (33%) Efficiency Ratio (25%) OVERVALUATION OF CEO COMPENSATION In the Report, ISS developed certain assumptions starting from the date of our IPO, so they reflected the volatility of our stock price in the period following our IPO and the fact that we did not pay a dividend for two years until August 2016 during the pendency of our application to the Federal Reserve to become a stand-alone bank. These assumptions impact the evaluation of our CEO compensation against that of our peers. Using the dividend yield starting in August 2016 when we began paying dividends reduces ISS’s stock option value by 20%, lowering the value from $2 million to $1.6 million. Additionally, valuing the stock options using criteria required by U.S. generally accepted accounting principles, we estimate the fair value to be $1.2 million. WE RECOMMEND YOU VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL NO. 3) As outlined above and in our 2017 Proxy Statement, we are steadfastly committed to aligning our executives’ compensation with the interests of our stockholders and the performance of the company, and we strongly believe that our 2017 named executive compensation program provides the greatest pay opportunity when executives demonstrate superior performance for sustained periods of time. It also rewards executives for executing the company’s strategy through business cycles, so that the achievement of long-term strategic objectives is not compromised by short-term considerations. We also note that the Committee established CEO compensation in the context of a compensation program that emphasizes pay- for-performance and incorporates practices that protect the interests of our stockholders and are consistent with high standards of risk management, including:  Substantial portion of executive pay based on performance against goals set by the Committee;  Stock ownership requirements for executive officers;  No hedging or pledging of company stock;  No tax gross-ups for executive officers;  Double-trigger vesting of equity and long-term incentive plan awards upon change in control; and  Compensation subject to claw-back in the event of misconduct. Accordingly, we ask that our stockholders please consider the information set forth in this document and in our 2017 Proxy Statement, and vote “FOR” our Say-on-Pay Proposal (Item No. 2). Even if voting instructions for your proxy have already been given, you may change your vote at any time before our Annual Meeting of Stockholders by providing revised voting instructions to your proxy or by voting at the meeting. Yours sincerely, Richard C. Hartnack Chair of the Board of Directors and Chair of Management Development and Compensation Committee